Landry’s Restaurants, Inc. (‘LNY’/NYSE) Announces Evaluation of Strategic Alternatives for its

Joe’s Crab Shack and Saltgrass Steak House Chains

HOUSTON, July 21, 2006/PRNewswire-FirstCall/ — Landry’s Restaurants, Inc. (NYSE: LNY — News; the “Company”), one of the nation’s largest casual dining, hospitality and entertainment companies announced it will retain Wachovia Securities and Northpoint Advisors to assist in evaluating strategic alternatives for the Joe’s Crab Shack chain and enhancing shareholder value through the Saltgrass Steak House chain which has experienced positive same store sales for 11 consecutive quarters and attained an average unit volume in excess of $4.3 million. This will allow the Company to concentrate more on its higher end restaurant concepts; Landry’s Seafood House, Chart House, Charley’s Crab, Rainforest Cafe, Aquarium and the rest of its specialty division, and Vic & Anthony’s and Grotto within part of its Signature Group; as well as its gaming assets to grow the Golden Nugget brand. According to the Company’s Senior Vice President and Chief Financial Officer, Rick H. Liem, “We believe we are experiencing the same trends as the rest of the restaurant and retail industries where the consumer is buying up. Our higher end concepts are continuing to experience positive sales growth. We also believe the sum of the Company’s parts may be greater than the whole at the current valuation of our stock, so we feel it is important to evaluate methods to unlock and enhance value for our shareholders, as long as it does not have an adverse impact on the long-term prospects for the Company.”

The Company further announced that certain underperforming Joe’s Crab Shack restaurants have been closed and it expects to record an impairment, lease termination and store closing charge of approximately $5.98 million after tax or $0.27 per share-diluted. According to the Company’s Executive Vice President of Restaurant Operations, Richard Ervin, “Due to current and projected profitability, it did not make sense to proceed with the evolution changes to these stores, most of which are older units in smaller non-strategic markets.” The Company expects to sell certain of the land and improvements or abandon the locations within the next 12 months.

Moreover, Tilman J. Fertitta, the Company’s Chairman, President and Chief Executive Officer stated, “The Golden Nugget continues to exceed our expectations and deliver improved performance over the prior year. The renovations are proceeding as planned and we are excited about its potential when the renovations are completed in 2006. Our higher end restaurant concepts are continuing to perform well, and in fact, same store sales for our restaurant concepts in the second quarter were positive 1.0%.”

Mr. Liem added, “As previously announced, the Joe’s Crab Shack evolution program has had an adverse impact on operating margins which has continued in the second quarter. We also believe that our Joe’s Crab Shack customer has been hurt by rising gasoline prices, energy costs and interest rates making the operating environment more difficult in this segment of the casual dining sector. The impact of the economy, combined with the evolution margin pressure has resulted in revised earnings guidance for the second quarter to between $0.70 and $0.71 per share diluted before the store closing charge. This represents a revision of approximately $1.9 million pre-tax, which due to our relatively low number of shares outstanding, causes a greater per share impact for each dollar change in earnings.”

The Company expects to update full year guidance during its third quarter conference call in early August.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward-looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. A statement containing a projection of revenues, income, earnings per share, same store sales, capital expenditures, or future economic performance are just a few examples of forward-looking statements. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include ineffective marketing or promotions, competition, weather, store management turnover, a weak economy, construction at the Golden Nugget properties, negative same store sales, or the Company’s inability to continue its expansion strategy. The Company may not update or revise any forward-looking statements made in this press release.

Contact:Tilman J. Fertitta Chairman, President and CEO (713) 850-1010 www.landrysrestaurants.com	or Rick H. Liem Senior Vice President and CFO (713) 850-1010 www.landrysrestaurants.com